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                                           UNITED STATES
                                SECURITIES AND EXCHANGE COMMISSION
                                      Washington, D.C. 20549







                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            Ambanc Holding Co., Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    023161102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                                PAGE 1 OF 9 PAGES


---------------------------------------                                         --------------------------------------
CUSIP No.   023161102                                    13G                    Page  2  of  9  Pages
---------------------------------------                                         --------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Mutual Life Insurance Company
          I.R.S. No. 04-1414660

--------- ------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                 (b)  |_|
          N/A

--------- ------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ------------------------------------------------------------------------------------------------------------
                   -------- ------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-

                   -------- ------------------------------------------------------------------------------------------

  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ------------------------------------------------------------------------------------------

    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ------------------------------------------------------------------------------------------

                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John
          Hancock Advisers, Inc.


--------- ------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

--------- ------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.


--------- ------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IC, IA, HC

--------- ------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 9 PAGES





---------------------------------------                                         --------------------------------------
CUSIP No.   023161102                                    13G                    Page  3  of  9  Pages
---------------------------------------                                         --------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Subsidiaries, Inc.
          I.R.S. No. 04-2687223

--------- ------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                 (b)  |_|
          N/A

--------- ------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- ------------------------------------------------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ------------------------------------------------------------------------------------------------------------
                   -------- ------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-


                   -------- ------------------------------------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-

                   -------- ------------------------------------------------------------------------------------------

    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-

                   -------- ------------------------------------------------------------------------------------------

                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its indirect, wholly-owned subsidiary, John
          Hancock Advisers, Inc.

--------- ------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ------------------------------------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.

--------- ------------------------------------------------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          HC

--------- ------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 9 PAGES





---------------------------------------                                         --------------------------------------
CUSIP No.   023161102                                    13G                    Page  4  of  9  Pages
---------------------------------------                                         --------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Berkeley Financial Group
          I.R.S. No. 04-3145626
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                 (b)  |_|
          N/A

--------- ------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Commonwealth of Massachusetts

--------- ------------------------------------------------------------------------------------------------------------
                   -------- ------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 -0-


                   -------- ------------------------------------------------------------------------------------------
  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each                  -0-


                   -------- ------------------------------------------------------------------------------------------
    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  -0-


                   -------- ------------------------------------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          None, except through its direct, wholly-owned subsidiary, John Hancock
          Advisers, Inc.

--------- ------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A

--------- ------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          See line 9, above.


--------- ------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          HC

--------- ------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 4 OF 9 PAGES





---------------------------------------                                         --------------------------------------
CUSIP No.   023161102                                    13G                    Page  5  of  9  Pages
---------------------------------------                                         --------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John Hancock Advisers, Inc.
          I.R.S. No. 04-2441573

--------- ------------------------------------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                 (b)  |_|
          N/A

--------- ------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------- ------------------------------------------------------------------------------------------------------------
                   -------- ------------------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
    Number of
     Shares                 175,000

                   -------- ------------------------------------------------------------------------------------------

  Beneficially        6     SHARED VOTING POWER
    Owned by
      Each
                            -0-
                   -------- ------------------------------------------------------------------------------------------

    Reporting         7     SOLE DISPOSITIVE POWER
     Person
      With                  175,000

                   -------- ------------------------------------------------------------------------------------------

                      8     SHARED DISPOSITIVE POWER

                            -0-

                   -------- ------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          175,000

--------- ------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
--------- ------------------------------------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.1%


--------- ------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IA

--------- ------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 5 OF 9 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations
(See 18 U.S.C. 1001)


         Item 1(a)    Name of Issuer:
                      Ambanc Holding Co., Inc.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      11 Division Street
                      P.O. Box 669
                      Amsterdam, NY   12010

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

         Item 2(c)    Citizenship:
                      JHMLICO and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      023161102

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO: (c) (X) Insurance Company as defined in ss.3(a)
                                       (19) of the Act.

                               (e) (X) Investment Adviser registered under
                                       ss.203 of the Investment Advisers Act
                                       Act of 1940.

                               (g) (X) Parent Holding Company, in accordance
                                       with ss.240.13d-1(b)(ii)(G).





                                            PAGE  6  OF  9  PAGES

                      JHSI:    (g) (X) Parent Holding Company, in accordance
                                       with ss.240.13d-1(b)(ii)(G).

                      TBFG:    (g) (X) Parent Holding Company, in accordance
                                       with ss.240.13d-1(b)(ii)(G).

                      JHA:     (e) (X) Investment Adviser registered under
                                       ss.203 of the Investment Advisers Act of 1940.

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 175,000 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares. 175,000 shares are held by the John Hancock Regional Bank Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                      (b)    Percent of Class:  4.1%

                      (c) (i) sole power to vote or to direct the vote:
                              JHA has sole power to vote or direct the vote of the 175,000 shares of Common Stock under the Advisory Agreement as follows:

                                                              Date of
                                                 Number       Advisory
                      Fund Name                  of  Shares   Agreement
                      John Hancock Regional
                      Bank Fund                  175,000      July 1, 1996

                          (ii)   shared power to vote or to direct the vote: -0-

                          (iii) sole power to dispose or to direct the disposition of: JHA has sole power to dispose or to direct the disposition of the 175,000 shares of Common Stock under the Advisory Agreement noted in Item 4(c)(i) above

                          (iv)   shared power to dispose or to direct the
                                 disposition of:     -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      With this filing, the Reporting Persons state that they own five percent or less of Common Stock.

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person:  See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.





                                PAGE 7 OF 9 PAGES

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 27, 1998             Title:   Senior Vice President & Treasurer

                                    John Hancock Subsidiaries, Inc.
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 27, 1998             Title:   Treasurer

                                    The Berkeley Financial Group
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 27, 1998             Title:   Vice President

                                    John Hancock Advisers, Inc.
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 27, 1998             Title:   Vice President





                                PAGE 8 OF 9 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Terminating Schedule 13G (Amendment No. 1), to which this Agreement is attached, relating to the Common Stock of Ambanc Holding Co., Inc. is filed on behalf of each of them.




                                    John Hancock Mutual Life Insurance Company
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 27, 1998             Title:   Senior Vice President & Treasurer

                                    John Hancock Subsidiaries, Inc.
                                    By:      /s/John T. Farady
                                             -----------------------------------
                                    Name:    John T. Farady
Dated: January 27, 1998             Title:   Treasurer

                                    The Berkeley Financial Group
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 27, 1998             Title:   Vice President

                                    John Hancock Advisers, Inc.
                                    By:      /s/Susan S. Newton
                                             -----------------------------------
                                    Name:    Susan S. Newton
Dated: January 27, 1998             Title:   Vice President






                                PAGE 9 OF 9 PAGES